Exhibit 16

April 3, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 1, 2002, of Rush Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ARTHUR ANDERSEN LLP